Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES SECOND QUARTER CASH DISTRIBUTION
     DALLAS, Texas, June 19, 2009 — Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB) (“Tidelands”), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.550126 per unit, payable on July 14, 2009, to unitholders of record on June 30, 2009.
     The distribution this quarter decreased from $.855597 last quarter to $.550126 this quarter, a 36% reduction. Production for royalties received was down (mcf equivalent) 18% and the price received for oil was down 35% and the price received for natural gas was down 23%. Further analysis of this distribution will be found in the June 30, 2009 10-Q filing with the Securities and Exchange Commission on or about August 15, 2009.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production. This quarterly distribution is based on production in December of 2008, January, February and March of 2009.
     Tidelands’ cash distribution history, current and prior year financial reports, links to filings made with the Securities and Exchange Commission and more can be found on our website at http://www.tirtz-tidelandsroyaltytrust.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free – 1.800.985.0794